Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements No. 333-180219 and No. 333-193098 on Form S-8 and Registration Statement No. 333-188728 on Form S-3 of M/A-COM Technology Solutions Holdings, Inc. of our report dated May 1, 2014, relating to the financial statements of Nitronex, LLC for the year ended December 31, 2013, appearing elsewhere in this Amendment No. 1 to Form 8-K.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 1, 2014